Exhibit 1

INTERIM CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIOD ENDING SEPTEMBER 30, 2004

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Exhibit 1

Talisman Energy Inc.
Consolidated Balance Sheets

	September 30	December 31
(millions of Canadian dollars)	2004	2003
Assets		(restated)
Current		(note 1)
Cash and cash equivalents	28	98
Accounts receivable	821	760
Inventories	78	100
Prepaid expenses	11	17
	938	975

Accrued employee pension benefit asset	62	63
Other assets	72	76
Goodwill	469	473
Property, plant and equipment	10,866	10,193
	11,469	10,805
Total assets	12,407	11,780

Liabilities
Current
Accounts payable and accrued liabilities	1,179	1,064
Income and other taxes payable	265	154
	1,444	1,218

Deferred credits	138	57
Asset retirement obligation (note 1)	1,290	1,157
Long-term debt (note 4)	2,273	2,203
Future income taxes	2,182	2,127
	5,883	5,544
Contingencies and commitments (note 5)

Shareholders' equity
Preferred securities (note 2)	-	431
Common shares (note 2)	2,727	2,725
Contributed surplus	73	73
Cumulative foreign currency translation	(121)	(114)
Retained earnings	2,401	1,903
	5,080	5,018
Total liabilities and shareholders' equity	12,407	11,780

See accompanying notes.
Interim statements are not independently audited.

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Exhibit 1

Talisman Energy Inc.
Consolidated Statements of Income

	Three months ended		Nine months ended
(millions of Canadian dollars	September 30		September 30
except per share amounts)	2004	2003	2004	2003
		(restated)		(restated)
Revenue		(note 1)		(note 1)
Gross sales	1,635	1,233	4,731	4,105
Less royalties	302	173	843	689
Net sales	1,333	1,060	3,888	3,416
Other	22	17	65	54
Total revenue	1,355	1,077	3,953	3,470

Expenses
Operating	319	254	896	767
Transportation	48	44	142	134
General and administrative	39	32	119	106
Depreciation, depletion and amortization	405	348	1,203	1,034
Dry hole	99	71	222	185
Exploration	71	70	167	161
Interest	41	30	120	102
Stock-based compensation	70	18	164	123
Other	(1)	(9)	15	25
Total expenses	1,091	858	3,048	2,637
Gain on sale of Sudan operations (note 7)	-	-	-	296
Income before taxes	264	219	905	1,129
Taxes
Current income tax	133	59	274	194
Future income tax (recovery)	(29)	9	(6)	(42)
Petroleum revenue tax	38	23	95	73
	142	91	363	225
Net income	122	128	542	904
Preferred security charges, net of tax	-	6	9	17
Net income available to common shareholders	122	122	533	887

Per common share (dollars)
Net income	0.32	0.32	1.39	2.29
Diluted net income	0.31	0.31	1.37	2.27
Average number of common shares outstanding (millions)
Basic	384	384	384	387
Diluted	390	390	390	391

See accompanying notes.
Interim statements are not independently audited.

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Exhibit 1

Consolidated Statements of Retained Earnings

	Three months ended		Nine months ended
	September 30		September 30
(millions of Canadian dollars)	2004	2003	2004	2003
		(restated)		(restated)
		(note 1)		(note 1)
Retained earnings, beginning of period	2,279	1,793	1,903	1,141
Net income	122	128	542	904
Common share dividends	-	-	(58)	(39)
Purchase of common shares	-	(48)	-	(122)
Redemption of preferred securities, net of tax (note 2)	-	-	23	-
Preferred security charges, net of tax	-	(6)	(9)	(17)
Retained earnings, end of period	2,401	1,867	2,401	1,867

See accompanying notes.
Interim statements are not independently audited.

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Exhibit 1

Talisman Energy Inc.
Consolidated Statements of Cash Flows

	Three months ended		Nine months ended
	September 30		September 30
(millions of Canadian dollars)	2004	2003	2004	2003
		(restated)		(restated)
Operating		(note 1)		(note 1)
Net income	122	128	542	904
Items not involving current cash flow (note 6)	513	442	1,543	1,020
Exploration	71	70	167	161
Cash flow	706	640	2,252	2,085
Deferred gain on unwound hedges	-	(3)	-	(8)
Changes in non-cash working capital	(13)	(4)	157	(2)
Cash provided by operating activities	693	633	2,409	2,075
Investing
Proceeds on sale of Sudan operations	-	-	-	1,012
Capital expenditures
Exploration, development and corporate	(692)	(584)	(1,830)	(1,550)
Acquisitions	1	(246)	(299)	(644)
Proceeds of resource property dispositions	1	48	5	62
Investments	(4)	-	(4)	(3)
Changes in non-cash working capital	74	16	(60)	1
Cash used in investing activities	(620)	(766)	(2,188)	(1,122)
Financing
Long-term debt repaid	(534)	(54)	(568)	(791)
Long-term debt issued	582	-	582	292
Short-term borrowings	(555)	-	-	-
Common shares issued (purchased)	-	(72)	2	(186)
Common share dividends	-	-	(58)	(39)
Preferred securities redeemed	-	-	(402)	-
Preferred security charges	-	(10)	(15)	(29)
Deferred credits and other	31	2	193	20
Changes in non-cash working capital	(2)	-	(8)	-
Cash provided by (used in) financing activities	(478)	(134)	(274)	(733)
Effect of translation on foreign currency cash	(8)	(1)	(17)	(27)
Net (decrease) increase in cash and cash equivalents	(413)	(268)	(70)	193
Cash and cash equivalents, beginning of period	441	488	98	27
Cash and cash equivalents, end of period	28	220	28	220

See accompanying notes.
Interim statements are not independently audited.

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Exhibit 1

NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

(tabular amounts in millions of Canadian dollars (“$”) except as noted)

The Interim Consolidated Financial Statements of Talisman Energy Inc. (“Talisman” or the “Company”) have been prepared by management in accordance with Canadian generally accepted accounting principles.  Certain information and disclosures normally required to be included in notes to annual consolidated financial statements have been condensed or omitted.  The Interim Consolidated Financial Statements should be read in conjunction with the Consolidated Financial Statements and the notes thereto in Talisman’s Annual Report for the year ended December 31, 2003.

1.  Significant Accounting Policies

The Interim Consolidated Financial Statements have been prepared following the same accounting policies and methods of computation as the Consolidated Financial Statements for the year ended December 31, 2003 except for the following:

1a) Asset Retirement Obligation

Effective January 1, 2004 the Company retroactively adopted the Canadian Institute of Chartered Accountants (“CICA”) new standard for accounting for asset retirement obligations (ARO).  This standard requires that the fair value of the statutory, contractual or legal obligation associated with the retirement and reclamation of tangible long-lived assets be recorded when the related assets are put into use, with a corresponding increase to the carrying amount of the related assets. This corresponding increase to capitalized costs is amortized to earnings on a basis consistent with depreciation, depletion, and amortization of the underlying assets.  Subsequent changes in the estimated fair value of the asset retirement obligations are capitalized and amortized over the remaining useful life of the underlying asset.

The asset retirement obligation liabilities are carried on the consolidated balance sheet at their discounted present value and are accreted over time for the change in their present value, with this accretion charge included in depreciation, depletion and amortization.

The adjustment required to the December 31, 2003 consolidated balance sheet to implement this change in accounting is as follows:

	As previously reported	Adjustments	As restated
Property, plant and equipment	9,778	415	10,193
Provision for future site restoration/ARO	840	317	1,157
Future income taxes	2,088	39	2,127
Retained earnings	1,844	59	1,903

The adjustment to the consolidated income statement for the 3 months ended September 30, 2003 is as follows:

	As previously reported	Adjustments	As restated
Depletion, depreciation and amortization	350	(2)	348
Future income tax recovery	9	-	9
Net income	126	2	128

Per common share (Canadian dollars)
Net income	.31	0.01	.32
Diluted net income	.31	0.00	.31

The adjustment to the consolidated income statement for the 9 months ended September 30, 2003 is as follows:

	As previously reported	Adjustments	As restated
Depletion, depreciation and amortization	1,040	(6)	1,034
Future income tax recovery	(44)	2	(42)
Net income	900	4	904

Per common share (Canadian dollars)
Net income	2.28	0.01	2.29
Diluted net income	2.26	0.01	2.27

The change in accounting for ARO did not significantly affect earnings for the three or nine months ended September 30, 2004. Total accretion for the nine months ended September 30, 2004 of $53 million (2003 - $44 million) has been included in depreciation, depletion and amortization. At September 30, 2004 the estimated total undiscounted asset retirement obligation was $2.0 billion.  These obligations will be settled based on the useful lives of the underlying assets, the majority of which are expected to be settled within the next 25 years.  The asset retirement obligation has been discounted using a credit-adjusted risk free rate of 5.5 percent.  No amount of market risk premium has been included in the estimate of the Company’s ARO liability as management does not believe there to be sufficient evidence in the oil and gas industry to estimate any such market premium.

During the first nine months of 2004, the Company’s asset retirement obligation changed as follows:

ARO liability at January 1, 2004[1]	1,177
Liabilities incurred during period	107
Liabilities settled during period	(19)
Accretion expense	53
Foreign currency translation	(19)
ARO liability at September 30, 2004[1]	1,299

1    Included in January 1, 2004 and September 30, 2004 liabilities are $20 million and $9 million respectively of short-term reclamation costs recorded in accounts payable on the balance sheet for a net ARO liability of $1,157 and $1,290 respectively.

1b) Hedging

The CICA has issued a new accounting guideline on Hedging Relationships  (AcG 13), which is effective for 2004.  This guideline, in addition to supplementing and interpreting existing hedging requirements under Canadian GAAP, establishes certain other conditions required before hedge accounting may be applied.  Effective January 1, 2004, the Company’s US dollar cross currency swap contracts and interest rate swap contracts are no longer designated as hedges of the Eurobond.  These contracts were subsequently terminated in 2004 for proceeds of $138 million.  As a result of these contracts no longer hedging the Eurobond debt, on January 1, 2004, the Company recorded a deferred gain of $17 million.  Subsequently, the debt has been revalued based on the September 30, 2004 exchange rate, resulting in an increase to long-term debt of $101 million.  The unrealized gain of $17 million will be deferred and amortized over the period to 2009, the original term of the contracts.  The termination of these contracts does not accelerate the recognition of the deferred gain into income.  This accounting guideline has not impacted the Company’s accounting for its commodity price derivative contracts that have been designated as hedges of anticipated future commodity sales.

The Company’s long-term debt denominated in UK pounds sterling and Canadian dollars has been designated as hedges of the Company’s net investments in the UK and Canadian self-sustaining operations.   Unrealized foreign exchange gains and losses resulting from the translation of this debt are deferred and included in a separate component of shareholders’ equity described as cumulative foreign currency translation.

1c) Transportation Expenses

During the second quarter, the Company reclassified transportation costs on a retroactive basis.  Previously, these costs had been either netted off against the realized price or included as a component of operating costs, depending on the circumstances in the various geographic segments. On a year to date basis as at September 30, 2004 $142 million in transportation expenses have been reclassified representing  $50 million in decreased operating expenses and $92 million of increased revenue (2003, transportation expenses of $134 million, $44 million of operating expenses and $90 million of revenue).

2.  Share Capital

Talisman’s authorized share capital consists of an unlimited number of common shares without nominal or par value and first and second preferred shares.  No preferred shares have been issued.

Continuity of common shares (year to date)	2004
	Shares	Amount
Balance at January 1,	383,996,183	$2,725
Issued upon exercise of stock options	109,800	2
Balance at September 30,	384,105,983	2,727

Pursuant to a normal course issuer bid renewed in March 2004, Talisman may repurchase up to 19,204,809 common shares representing 5% of the outstanding common shares of the Company at the time the normal course issuer bid was renewed (on a post share split basis).  The total remaining shares that may be repurchased under the existing normal course issuer bid is 19,204,809.

During the first half of the year, the Company redeemed its outstanding preferred securities realizing a $23 million gain, (net of tax) being the difference between the carrying value and the redemption cost.  The redemptions were funded from current cash flow and bank borrowings and gains were credited directly to retained earnings.

In May 2004, the Company implemented a three-for one share split of its issued and outstanding common shares. All references to net income per share, diluted net income per share, weighted average number of common shares outstanding and common shares issued and outstanding have been retroactively restated to reflect the impact of the Company’s three-for one share split.

3.  Stock Options

Continuity of stock options (year to date)	2004
	Number	Average
	Of	Exercise
	Options	Price ($)
Outstanding at January 1,	23,599,596	17.55
Granted during the period	3,666,480	25.63
Exercised for common shares	109,800	10.68
Exercised for cash payment	5,142,588	15.62
Expired/forfeited	249,690	21.36
Outstanding at September 30,	21,763,998	19.35
Exercisable at September 30,	8,571,006	15.57

Effective in the second quarter of 2003 the Company began to use the intrinsic-value method to recognize compensation expense associated with our stock appreciation rights. Obligations are accrued on a graded vesting basis and represent the difference between the market value of our common shares and the exercise price of the options.  This obligation is revalued each reporting period based on the changes in the graded vested amount of options outstanding and changes in the market value of our common shares.

All options issued by the Company permit the holder to purchase one common share of the Company at the stated exercise price or, effective July 1, 2003, to receive a cash payment equal to the appreciated value of the stock option.

4. Long-Term Debt

September 30, 2004		December 31, 2003
Debentures and Notes (unsecured)
US$ denominated (US$825 million, 2003 US$850 million)	1,043	1,098
Canadian $ denominated	658	634
£ denominated (£250 million) [1]	572	471
	$2,273	$2,203

1

Prior to January 1, 2004 the £250 million Eurobond was effectively swapped into US$364 million indebtedness. Effective January 2004 this debt is no longer swapped into US dollars and is now revalued based on the Canadian dollar to Pound Sterling exchange rate.

The Company has a debenture maturing in the fourth quarter in the amount of $75 million. The Company expects to settle this debt from cash on hand  or by drawing upon bank lines of credit.

5. Commodity Based Sales Contracts

The Company’s outstanding commodity price derivative contracts have been designated as hedges of the Company’s anticipated future commodity sales. The following tables summarize commodity price derivative contracts and fixed price sales contracts outstanding at September 30, 2004:

a)

Commodity price derivative contracts

Natural gas

Fixed price swaps	Remainder 2004
(NYMEX gas index)
Volumes (mcf/d)	19,351
Price (US$/mcf)	4.34

Crude oil contracts

Fixed price swaps	Remainder 2004	2005	Two-way collars	Remainder 2004
(Brent oil index)			(Brent oil index)
Volumes (bbls/d)	11,000	-	Volumes (bbls/d)	31,000
Price (US$/bbl)	25.99	-	Ceiling price (US$/bbl)	26.61
			Floor price (US$/bbl)	23.56
(WTI/NYMEX oil index)			(WTI/NYMEX oil index)
Volumes (bbls/d)	12,000	6,000	Volumes (bbls/d)	25,000
Price (US$/bbl)	29.20	26.97	Ceiling price (US$/bbl)	28.90
			Floor price (US$/bbl)	25.08

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Exhibit 1

b)

Physical contracts (North America)

Fixed price sales	Remainder 2004	2005	2006-2007
Volumes (mcf/d)	28,578	14,650	14,650
Weighted average price ($/mcf)	3.90	3.50	4.19

Three-way collars (NIT)	Remainder 2004
Volumes (mcf/d)	6,117
Ceiling ($/mcf)	3.31
Floor ($/mcf)	3.17
Sold put strike ($/mcf)	2.52

The three-way collars are similar to two-way commodity collars with the call and put strike prices being equivalent to the ceiling and floor prices, except that should the NIT (Nova Inventory Transfer) index fall below the sold put strike price, Talisman will receive NIT plus the difference between the put strike and sold put strike prices.

6. Selected Cash Flow Information
	Three months ended September 30		Nine months ended September 30
	2004	2003	2004	2003
Net income	122	128	542	904
Items not involving current cash flow
Depreciation, depletion and amortization	405	348	1,203	1,034
Property impairments	-	-	-	28
Dry hole	99	71	222	185
Net loss (gain) on asset disposals	(1)	(5)	2	(14)
Gain on sale of Sudan operations	-	-	-	(296)
Stock-based compensation	56	1	99	106
Future income taxes and deferred petroleum revenue tax	(54)	29	(16)	(22)
Other	8	(2)	33	(1)
	513	442	1,543	1,020
Exploration	71	70	167	161
Cash flow	706	640	2,252	2,085

The cash interest and taxes paid for the nine months ended September 30 were as follows:

	2004	2003
Interest paid	79	83
Income taxes paid	152	117

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Exhibit 1

7.  Sale of Sudan Operations

On March 12, 2003, the Company completed the sale of its 25% indirectly held interest in the Greater Nile Oil Project in Sudan.  Total gross proceeds were $1.13 billion (US$771 million), including interest and cash received by Talisman during the interim period between September 1, 2002 and closing on March 12, 2003.  The gain on sale is as follows:

Gross proceeds on sale of Sudan operations (US$771 million)	$ 1,135
Less interim adjustments	(123)
1,012
Property, plant and equipment	687
Working capital and other assets	72
Future income tax liability	(59)
Net carrying value at March 12, 2003	700
Closing costs	16
Gain on disposal	$296

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8. Segmented Information

	North America (1)				North Sea (2)				Southeast Asia (3)
	Three months		Nine months		Three months		Nine months		Three months		Nine months
	ended		ended		ended		ended		ended		ended
	September 30		September 30		September 30		September 30		September 30		September 30
(millions of Canadian dollars)	2004	2003	2004	2003	2004	2003	2004	2003	2004	2003	2004	2003
Revenue
Gross sales (6)	740	658	2,199	2,187	497	415	1,515	1,256	315	133	829	405
Royalties	154	127	456	465	10	(2)	27	(6)	112	33	289	107
Net sales	586	531	1,743	1,722	487	417	1,488	1,262	203	100	540	298
Other	12	12	48	32	10	5	17	22	-	-	-	-
Total revenue	598	543	1,791	1,754	497	422	1,505	1,284	203	100	540	298
Segmented expenses
Operating (6)	106	99	307	291	179	128	503	388	29	20	74	61
Transportation (6)	20	18	57	58	16	15	48	47	10	10	31	27
DD&A (6)	195	173	558	510	154	149	482	432	49	21	142	64
Dry hole	28	47	90	109	57	(1)	95	50	13	1	13	2
Exploration	40	28	87	66	8	5	22	16	9	4	17	11
Other	(2)	(11)	(16)	(31)	1	3	14	32	1	1	3	5
Total segmented expenses	387	354	1,083	1,003	415	299	1,164	965	111	57	280	170
Segmented income before taxes	211	189	708	751	82	123	341	319	92	43	260	128
Non-segmented expenses
General and administrative
Interest
Gain on sale of Sudan operations
Stock-based compensation
Currency translation
Total non-segmented expenses
Income before taxes
Capital expenditures
Exploration	155	115	409	348	52	25	139	59	23	11	38	44
Development	200	149	575	393	104	118	256	301	57	67	139	188
Midstream	4	6	7	20	-	-	-	-	-	-	-	-
Exploration and development	359	270	991	761	156	143	395	360	80	78	177	232
Property acquisitions
Proceeds on dispositions
Other non-segmented
Net capital expenditures (4)
Property, plant and equipment			6,124	5,767			3,170	2,995			1,066	1,084
Goodwill			291	291			73	74			105	108
Other			311	403			353	386			255	217
Segmented assets			6,726	6,461			3,596	3,455			1,426	1,409
Non-segmented assets
Total assets (5)

	Three months		Nine months						Three months		Nine months
	ended		ended						ended		ended
	September 30		September 30						September 30		September 30
(1) North America	2004	2003	2004	2003	(2) North Sea				2004	2003	2004	2003
Canada	534	503	1,631	1,615	United Kingdom				467	404	1,405	1,249
US	64	40	160	139	Netherlands				9	6	25	23
Total revenue	598	543	1,791	1,754	Norway				21	12	75	12
Canada			5,637	5,356	Total revenue				497	422	1,505	1,284
US			487	411	United Kingdom						2,955	2,777
Property, plant and equipment (5)			6,124	5,767	Netherlands						40	40
					Norway						175	178
(4) Excluding corporate acquisitions.					Property, plant and equipment (5)						3,170	2,995
(5) Current year represents balances as at September 30, prior year represents balances as at December 31.
(6) See note 1 to the Interim Consolidated Financial Statements - Revenues, operating expenses and transportation reclassified in 2004.
DD&A restated effective January 1, 2004 for retroactive adoption of CICA policy on Asset Retirement Obligations.

Algeria				Sudan				Other				Total
Three months		Nine months		Three months		Nine months		Three months		Nine months		Three months		Nine months
ended		ended		ended		ended		ended		ended		ended		ended
September 30		September 30		September 30		September 30		September 30		September 30		September 30		September 30
2004	2003	2004	2003	2004	2003	2004	2003	2004	2003	2004	2003	2004	2003	2004	2003

83	27	188	48	-	-	-	209	-	-	-	-	1,635	1,233	4,731	4,105
26	15	71	26	-	-	-	97	-	-	-	-	302	173	843	689
57	12	117	22	-	-	-	112	-	-	-	-	1,333	1,060	3,888	3,416
-	-	-	-	-	-	-	(1)	-	-	-	1	22	17	65	54
57	12	117	22	-	-	-	111	-	-	-	1	1,355	1,077	3,953	3,470

5	7	12	9	-	-	-	18	-	-	-	-	319	254	896	767
2	1	6	2	-	-	-	-	-	-	-	-	48	44	142	134
7	5	21	9	-	-	-	19	-	-	-	-	405	348	1,203	1,034
-	1	-	1	-	-	-	-	1	23	24	23	99	71	222	185
-	-	-	-	-	-	-	5	14	33	41	63	71	70	167	161
-	-	-	-	-	-	-	-	-	-	-	3	-	(7)	1	9
14	14	39	21	-	-	-	42	15	56	65	89	942	780	2,631	2,290
43	(2)	78	1	-	-	-	69	(15)	(56)	(65)	(88)	413	297	1,322	1,180

												39	32	119	106
												41	30	120	102
												-	-	-	(296)
												70	18	164	123
												(1)	(2)	14	16
												149	78	417	51
												264	219	905	1,129

-	1	-	4	-	-	-	7	50	63	116	101	280	215	702	563
3	4	7	26	-	-	-	(5)	39	16	124	36	403	354	1,101	939
-	-	-	-	-	-	-	-	-	-	-	-	4	6	7	20
3	5	7	30	-	-	-	2	89	79	240	137	687	575	1,810	1,522
												-	343	294	741
												(2)	(72)	(14)	(86)
												4	8	20	27
												689	854	2,110	2,204
		197	202			-	-			309	145			10,866	10,193
		-	-			-	-			-	-			469	473
		72	27			-	-			19	18			1,010	1,051
		269	229			-	-			328	163			12,345	11,717
														62	63
														12,407	11,780
				Three months		Nine months
				ended		ended
				September 30		September 30
(3) Southeast Asia				2004	2003	2004	2003
Indonesia				96	83	266	248
Malaysia				99	16	257	42
Vietnam				8	1	17	8
Total revenue				203	100	540	298
Indonesia						351	384
Malaysia						691	677
Vietnam						24	23
Property, plant and equipment (5)						1,066	1,084

Talisman Energy Inc.
Consolidated Financial Ratios
September 30, 2004

The following financial ratios are provided in connection with the Company's shelf prospectus, filed with
Canadian and US securities regulatory authorities, and are based on the company's consolidated financial statements that are prepared in accordance with accounting principles generally accepted in Canada.

The asset coverage ratios are calculated as at September 30, 2004.
The interest coverage ratios are for the 12 month period then ended.

	Preferred	Preferred
	Securities	Securities
	as equity (5)	as debt (6)
Interest coverage (times)
Income (1)	6.65	5.81
Cash flow (2)	20.27	17.73
Asset coverage (times)
Before deduction of future income taxes and deferred credits (3)	4.82	4.82
After deduction of future income taxes and deferred credits (4)	3.24	3.24

(1) Net income plus income taxes and interest expense; divided by the sum of interest expense and capitalized interest.
(2) Cash flow plus current income taxes and interest expense; divided by the sum of interest expense and capitalized interest.
(3) Total assets minus current liabilities; divided by long-term debt.
(4) Total assets minus current liabilities and long-term liabilities excluding long-term debt; divided by long-term debt.
(5) The Company's preferred securities are classified as equity and the related charges have been excluded from interest expense.
(6) Reflects adjusted ratios, had the preferred securities been treated as debt and the related charges been included in interest expense.